SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 16, 2011
(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33145 (Commission file number)	36-2257936 (I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(Address of principal executive offices)

(940) 898-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 16, 2011, Bennie L. Lowery, Senior Vice President and General Merchandise Manager, Beauty Systems Group, notified Sally Beauty Holdings, Inc. (the “Corporation”) that he would retire from the Corporation effective December 31, 2011.

In connection with his retirement, on December 16, 2011 the Compensation Committee of the Board of Directors of the Corporation approved of the Corporation entering into a Release and Separation Agreement with Mr. Lowery pursuant to which he will release all employment-related claims and agreed to a confidentiality covenant in exchange for $20,000 and the right to earn a prorata (25%) final year bonus, based on the Corporation’s achievement of performance targets through the end of the Corporation’s 2012 fiscal year.

Pursuant to Compensation Committee approval, Mr. Lowery and the Corporation will also enter into an Option Exercise Period Extension and Restricted Stock Vesting Extension Agreement which sets forth Mr. Lowery’s rights with respect to equity awards due to his having attained age 55 plus combined age and years of service in excess of 75 years.  Pursuant to this agreement, in consideration of Mr. Lowery’s agreement to be bound by a three-year noncompetition covenant, his unvested options and restricted stock awards will continue to vest during such three-year period as if his employment had not terminated, and the options may be exercised until the earlier of the third anniversary of his retirement or, in the event of his intervening death, for 12 months thereafter, but no later than the end of the option term.

Pursuant to Compensation Committee approval, the Corporation will also enter into a Consulting Agreement with Diversely Specialized, Inc. (“Consultant”), of which Mr. Lowery is sole shareholder and an employee.  Pursuant to the Consulting Agreement, for a term of 23 months at a monthly fee of $20,000, Consultant will provide professional services and advice, and work on assorted projects and other tasks as shall be directed by the Corporation, including without limitation private label initiatives, strategic acquisitions and inventory control, as well as consulting on matters within the recollection of facts and opinions related to services Mr. Lowery performed as an officer of the Corporation.  The Consulting Agreement includes a three-year noncompetition covenant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 19, 2011

SALLY BEAUTY HOLDINGS, INC.

	By:	/s/ Matthew O. Haltom
	Name:	Matthew O. Haltom
	Title:	Vice President, Assistant Secretary and Deputy General Counsel